EXHIBIT 10.2
[Insert Dealer letterhead]

To:	Pegasystems Inc. One Rogers Street Cambridge, Massachusetts 02142 Attention: Matthew Cushing, General Counsel Telephone No.: Email:
From:	[Dealer Name]
Re:	Additional Call Option Transaction
Date:	February 20, 2020

Dear Ladies and Gentlemen:
Reference is made to the Confirmation, dated as of February 20, 2020 confirming the terms and conditions of that certain Additional Call Option Transaction (the “Transaction”) entered into between [Dealer Name] (“Dealer”)[, through its agent [Agent Name] (“Agent”)] and Pegasystems Inc. (“Counterparty”) as of the “Trade Date” specified therein (as amended and supplemented from time to time, the “Confirmation”). Any capitalized term used herein and not expressly defined herein has the meaning assigned to it in the Confirmation.
Each of Dealer and Counterparty, intending to be legally bound, hereby acknowledges and agrees that:
1.Each of Dealer and Counterparty hereby agrees with respect to the Transaction that upon the occurrence of (i) any Early Conversion to which Section 9(j)(iii) is applicable or (ii) a Repayment Event, in each case under the terms of the Confirmation, then, notwithstanding anything in the Confirmation to the contrary, the volatility input to be used by the Calculation Agent in its option pricing model to determine the amount payable by Dealer pursuant to Section 6 of the Agreement for valuations of Options with a strike price equal to the Strike Price shall be equal to the volatility input to be used for valuations of Options with a strike price equal to the Cap Price.
2.Section 9(j)(iii)(C) of the Confirmation shall be replaced in its entirety by the immediately following paragraph:
“(C) any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note, multiplied by the Applicable Limit Price, minus (y) the Synthetic Instrument Adjusted Issue Price per Affected Convertible Note. “Synthetic Instrument Adjusted Issue Price” shall mean the amount determined by the Calculation Agent by reference to the table set forth below based on the date of payment of the amount due with respect to the relevant Affected Number of Options (the “Affected Unwind Date”). If the relevant Affected Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Unwind Dates immediately preceding and immediately following the relevant Affected Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(j) of the Confirmation.

Unwind Date	Synthetic Instrument Adjusted Issue Price
February 24, 2020	$913.50
September 1, 2020	$921.94
March 1, 2021	$930.17
September 1, 2021	$938.51
March 1, 2022	$946.96
September 1, 2022	$955.52
March 1, 2023	$964.19
September 1, 2023	$972.97
March 1, 2024	$981.86
September 1, 2024	$990.87
March 1, 2025	$1,000.00
3.Notwithstanding anything to the contrary in the Confirmation, Dealer shall not transfer or assign all or any part of its rights or obligations under the Transaction to any other party unless such other party also expressly assumes, and confirms to Counterparty in writing its agreement to be bound by, the obligations of Dealer under this letter agreement; provided that, notwithstanding any partial transfer or assignment, for so long as the Transaction remains in effect and to the extent Dealer is a party to the Transaction, Dealer will continue to be subject to its obligations under this letter agreement except to the extent Counterparty otherwise agrees.
4.Each of Counterparty and Dealer hereby confirms that the Confirmation, as modified herein, and the terms of the Transaction shall continue in full force and effect. All references to the “Confirmation” and the “Transaction” in the Confirmation or any document related thereto shall for all purposes constitute references to the Confirmation as modified hereby. In the event of any inconsistency between provisions of the Confirmation and this letter agreement, this letter agreement will prevail.
5.The Confirmation and this letter agreement constitute the entire agreement and understanding of the parties with respect to the matters set forth therein and above and supersede all oral communications and prior writings with respect thereto.
6.THIS LETTER AGREEMENT AND ALL MATTERS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).
7.For the avoidance of doubt, Section 13(b) of the Agreement (as defined in the Confirmation) is incorporated by reference in this letter agreement, provided that references therein to “Agreement” shall be replaced by references to “letter agreement”.
8.Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
9.No amendment, modification or waiver in respect of this letter agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties. This letter agreement (and any amendment, modification and waiver in respect of it) may be executed in several counterparts (including by facsimile transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10.Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.
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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this letter agreement and returning it to Dealer.
Very truly yours,

[DEALER]
By:
Name:
Title:

[Signature Page to Additional Capped Call Side Letter]

Accepted and confirmed
as of the date first written above:
PEGASYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Additional Capped Call Side Letter]